Exhibit 99.1

August 3, 2023

IDACORP, Inc. Announces Second Quarter 2023 Results, Reaffirms 2023 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported second quarter 2023 net income attributable to IDACORP of $68.6 million, or $1.35 per diluted share, compared with $64.3 million, or $1.27 per diluted share, in the second quarter of 2022.

“Customer growth continues to be a catalyst for our positive results," said IDACORP President and Chief Executive Officer Lisa Grow. "This growth, combined with a mid-year rate change last year and lower maintenance costs compared with 2022's second quarter, benefited this quarter's results."

IDACORP is reaffirming its previously reported full-year 2023 earnings guidance in the range of $4.95 to $5.15 per diluted share, along with the expectation that Idaho Power will use approximately $15 million of additional tax credits available under its Idaho earnings support regulatory mechanism in 2023. The earnings guidance assumes normal weather conditions through the remainder of the year.

Summary of Financial Results

The following is a summary of Idaho Power's net income, net income attributable to IDACORP, and IDACORP's earnings per diluted share for the three and six months ended June 30, 2023 and 2022 (in thousands, except earnings per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net income attributable to IDACORP, Inc.	$68,574	$64,287	$124,672	$110,548
Weighted average outstanding shares – diluted	50,758	50,687	50,741	50,673
IDACORP, Inc. earnings per diluted share	$1.35	$1.27	$2.46	$2.18

The table below provides a reconciliation of net income attributable to IDACORP for the three and six months ended June 30, 2023, from the same periods in 2022 (items are in millions and are before related income tax impact unless otherwise noted):

	Three months ended		Six months ended
Net income attributable to IDACORP, Inc. - June 30, 2022		$64.3		$110.5
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment (PCA) mechanisms	4.1		6.8
Usage per retail customer, net of associated power supply costs and PCA mechanisms	(1.7)		(1.2)
Idaho fixed cost adjustment revenues	0.2		(1.0)
Retail revenues per megawatt-hour (MWh), net of associated power supply costs and PCA mechanisms	2.4		10.8
Transmission wheeling-related revenues	1.7		6.8
Other operations and maintenance (O&M) expenses	3.4		3.5
Depreciation expense	(12.3)		(13.2)
Other changes in operating revenues and expenses, net	3.0		(4.0)
Increase in Idaho Power operating income	0.8		8.5
Non-operating expense, net	2.8		5.5
Additional accumulated deferred investment tax credits (ADITC) amortization	3.8		7.5
Income tax expense, excluding additional ADITC amortization	(2.8)		(7.4)
Total increase in Idaho Power net income		4.6		14.1
Other IDACORP changes (net of tax)		(0.3)		0.1
Net income attributable to IDACORP, Inc. - June 30, 2023		$68.6		$124.7

Net Income - Second Quarter 2023

IDACORP's net income increased $4.3 million for the second quarter of 2023 compared with the second quarter of 2022, due primarily to higher net income at Idaho Power. At Idaho Power, customer growth increased operating income by $4.1 million in the second quarter of 2023 compared with the second quarter of 2022, as the number of Idaho Power customers grew by approximately 13,100, or 2.1 percent, during the twelve months ended June 30, 2023. Usage per customer decreased operating income by $1.7 million in the second quarter of 2023 compared with the second quarter of 2022, due primarily to a 5 percent decrease in usage per industrial customer. In addition to slightly lower economic activity in a few industrial sectors, operation of a customer-owned-and-operated co-generation facility reduced industrial customer energy usage during the second quarter of 2023 compared with the second quarter of 2022 when the co-generation facility was down for maintenance.

The net increase in retail revenues per MWh, net of associated power supply costs and power cost adjustment mechanisms, increased operating income by $2.4 million in the second quarter of 2023 compared with the second quarter of 2022. The net increase in retail revenues per MWh was primarily due to the June 1, 2022, rate increase for Idaho Power’s Idaho retail customers related to an order from the IPUC that authorized Idaho Power to accelerate the depreciation on and recover through 2030 the net book value of coal-related assets at Idaho Power's jointly-owned Jim Bridger plant as of December 31, 2020, plus forecasted plant investments (Bridger Order).

Total other O&M expenses in the second quarter of 2023 were $3.4 million lower than the second quarter of 2022, due primarily to lower expenses from scheduled cyclical plant maintenance projects compared with the same period in 2022, offset partially by inflationary pressures on labor-related and other costs.

Depreciation expense increased $12.3 million in the second quarter of 2023 compared with the second quarter of 2022 due primarily to the notable impact in the second quarter of 2022 of the Bridger Order. The Bridger Order resulted in Idaho Power recording the deferral of certain depreciation expense in the second quarter of 2022. In addition, the increase in the second quarter of 2023 compared with the second quarter of 2022 is also partially due to an increase in plant-in-service.

Other changes in operating revenues and expenses, net, increased operating income by $3.0 million in the second quarter of 2023 compared with the second quarter of 2022, due primarily to a decrease in net power supply expenses that were not deferred for future recovery in rates through Idaho Power's power cost adjustment mechanisms. Lower wholesale natural gas and power market prices in the western United States decreased Idaho Power's net power supply expenses in the second quarter of 2023 compared with the second quarter of 2022.

Non-operating expense, net, decreased $2.8 million in the second quarter of 2023 compared with the second quarter of 2022. Allowance for equity funds used during construction (AFUDC) increased as the average construction work in progress balance was higher throughout the second quarter of 2023 compared with the second quarter of 2022. Also, interest income increased due to higher market interest rates. These increases were partially offset by higher interest expense on long-term debt in the second quarter of 2023 compared with the second quarter of 2022.

The decrease in income tax expense in the second quarter of 2023 compared with the second quarter of 2022 was principally the result of additional ADITC amortization, partially offset by higher pre-tax income. Based on Idaho Power's current expectations of full-year 2023 results, Idaho Power recorded $3.8 million of additional ADITC amortization under its Idaho regulatory settlement stipulation during the second quarter of 2023. Idaho Power currently expects to amortize up to $15 million of additional ADITC for the full-year 2023, but did not record any additional ADITC amortization in 2022.

Net Income - Year-To-Date 2023

IDACORP's net income increased $14.2 million for the first six months of 2023 compared with the first six months of 2022, due primarily to higher net income at Idaho Power. At Idaho Power, customer growth increased operating income by $6.8 million while usage per retail customer was relatively consistent in the first six months of 2023 compared with the first six months of 2022.

The net increase in retail revenues per MWh, net of associated power supply costs and power cost adjustment mechanisms, increased operating income by $10.8 million in the first six months of 2023 compared with the first six months of 2022. The net increase in retail revenues per MWh was primarily due to the June 1, 2022 rate increase for Idaho Power’s Idaho retail customers related to the Bridger Order.

Transmission wheeling-related revenues increased $6.8 million during the first six months of 2023 compared with the first six months of 2022, resulting from Idaho Power's Open Access Transmission Tariff rates being 1 percent higher and due to elevated energy prices in the western United States in the first quarter of 2023 compared with the first quarter of 2022.

Total other O&M expenses in the first six months of 2023 were $3.5 million lower than the first six months of 2022, due primarily to lower expenses from scheduled cyclical plant maintenance projects compared with the same period in 2022, as well as the timing of regulatory deferrals and payment credits received related to a jointly-funded project. These decreases in other O&M expenses were offset partially by inflationary pressures on labor-related and other costs.

Depreciation expense increased $13.2 million due primarily to the impacts of the Bridger Order. The Bridger Order resulted in Idaho Power recording the deferral of certain depreciation expense in the second quarter of 2022. In addition, the increase is also partially due to an increase in plant-in-service.

Other changes in operating revenues and expenses, net, decreased operating income by $4.0 million in the first six months of 2023 compared with the first six months of 2022, due primarily to the net increase in net power supply expenses that were not deferred for future recovery in rates through Idaho Power's power cost adjustment mechanisms. Compared with the same periods of 2022, the increase in Idaho Power's net power supply expenses due to higher wholesale natural gas and power market prices in the western United States in the first quarter of 2023 was partially offset by the decrease in Idaho Power's net power supply costs due to lower wholesale natural gas and power market prices in the western United States in the second quarter of 2023.

Non-operating expense, net, decreased $5.5 million in the first six months of 2023 compared with the first six months of 2022. AFUDC increased as the average construction work in progress balance was higher throughout the first six months of 2023 compared with the first six months of 2022. Also, interest income increased due to higher market interest rates. These increases were partially offset by higher interest expense on long-term debt in the first six months of 2023 compared with the first six months of 2022.

Income tax expense in the first six months of 2023 was consistent with the first six months of 2022 as increased taxes from higher pre-tax income was more than offset by $7.5 million of additional ADITC amortization. Idaho Power did not record any additional ADITC amortization in 2022.

2023 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is reaffirming its earnings guidance estimate for 2023. The 2023 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	Current(1)	Previous(2)
IDACORP Earnings Guidance (per share)	No change	$ 4.95 - $ 5.15
Idaho Power Additional ADITCs	No change	Approximately $15
Idaho Power O&M Expense	No change	$ 385 – $ 395
Idaho Power Capital Expenditures, Excluding AFUDC	No change	$ 650 – $ 700
Idaho Power Hydropower Generation (MWh)	No change	6.0 – 7.5
(1) As of August 3, 2023.
(2) As of May 4, 2023, the date of filing IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

More detailed financial and operational information is provided in IDACORP’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission, which is also available for review on IDACORP’s website at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on IDACORP's website (www.idacorpinc.com), or by calling (855) 761-5600 for listen-only mode. The passcode for the call is 3990987. The conference call logistics are also posted on IDACORP's website and will be included in IDACORP's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/default.aspx. A replay of the conference call will be available on the company's website for 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing and other real estate tax credit investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile service area in Idaho and Oregon. Idaho Power’s goal to provide 100% clean energy by 2045 builds on its long history as a clean-energy leader that provides reliable service at affordable prices. With 17 low-cost hydropower projects at the core of its diverse energy mix, Idaho Power’s residential, business, and agricultural customers pay among the nation's lowest prices for electricity. It’s 2,000 employees proudly serve more than 620,000 customers with a culture of safety first, integrity always, and respect for all. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. (IDACORP) and Idaho Power Company (Idaho Power) may contain) statements that relate to future events and expectations, such as statements regarding projected or future financial performance, cash flows, capital expenditures, dividends, capital structure or ratios, load forecasts, strategic goals, challenges, objectives, and plans for future operations. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "intends," "potential," "plans," "predicts," "preliminary," "projects," "may," "may result," "may continue," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties that may differ materially from actual results, performance, or outcomes. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in this press release, IDACORP's and Idaho Power's most recent Annual Report on Form 10-K, particularly Part I, Item 1A - "Risk Factors" and Part II, Item 7 - "Management’s Discussion and Analysis of Financial Condition and Results of Operations" of that report, subsequent reports filed by IDACORP and Idaho Power with the U.S. Securities and Exchange Commission (SEC), and the following important factors: (a) decisions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power's ability to recover costs and earn a return on investment; (b) changes to or the elimination of Idaho Power's regulatory cost recovery mechanisms; (c) expense and risks associated with capital expenditures for, and the permitting and construction of, utility infrastructure projects that Idaho Power may be unable to complete or that may not be deemed prudent by regulators for full cost recovery or full return on investment; (d) expenses and risks associated with supplier and contractor delays and failure to satisfy project quality and performance standards, on utility infrastructure projects and the potential impacts of those delays on Idaho Power's ability to serve customers; (e) power demand exceeding supply, and the rapid addition of new industrial and commercial customer load and the volatility of such new load demand, resulting in increased costs for purchasing energy and capacity in the market, if available, or acquiring or constructing additional generation and transmission resources, and battery storage facilities; (f) impacts of economic conditions, including an inflationary or recessionary environment and increasing interest rates, on items such as operations and capital investments, supply costs and delivery delays, supply scarcity and shortages, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers and their ability to meet financial and operational commitments, and collection of receivables; (g) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, and the associated impacts on loads and load growth; (h) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the cost and ability to attract and retain skilled workers and third-party contractors and suppliers, the cost of living and the related impact on recruiting employees, and the ability to adjust to fluctuations in labor costs; (i) changes in, failure to comply with, and costs of compliance with laws, regulations, policies, and orders, including those relating to reliability and security, the environment, climate change, natural resources, and threatened and endangered species, and associated mitigation requirements, which may result in penalties and fines, increase compliance and operational costs, and impact recovery associated with increased costs through rates; (j) abnormal or severe weather conditions (including conditions and events associated with climate change), wildfires, droughts, earthquakes, and other natural phenomena and natural disasters, which affect customer sales, hydropower generation, repair costs, service interruptions, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (k) advancement of self-generation, energy storage, energy efficiency, alternative energy sources, and other technologies that may reduce Idaho Power's sale or delivery of electric power or introduce operational vulnerabilities to the power grid; (l) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydropower facilities; (m) ability to acquire fuel, power, electrical equipment, and transmission capacity on reasonable terms and prices, particularly in the event of unanticipated or abnormally high resource demands, price volatility, lack of physical availability, transportation constraints, outages due to maintenance or repairs to generation or transmission facilities, disruptions in the supply chain, or credit quality or lack of counterparty and supplier credit; (n) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission systems, which can result in liability for Idaho Power, increase power supply costs and repair expenses, and reduce revenues; (o) accidents, electrical contacts, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, infrastructure failures, general system damage or dysfunction, and other unplanned events that may occur while operating and maintaining assets, which can cause unplanned outages; reduce generating output, damage company assets, operations, or reputation; subject Idaho Power to third-party claims for property damage, personal injury, or loss of life; or result in the imposition of fines and penalties; insurance coverage for such operating and event risks is subject to the terms and limitations of the available policies and may not be sufficient in amount to cover Idaho Power's ultimate liability; (p) acts or threats of terrorist incidents, acts of war, social unrest, cyber or physical security attacks, and other malicious acts of individuals or groups seeking to disrupt Idaho Power's operations or the electric power grid or compromise data, or the disruption or damage to the companies’ business, operations, or reputation resulting from such events; (q) increased purchased power costs and operational and reliability challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (r) Idaho Power's concentration in one industry and one region, and the resulting exposure to regional economic conditions and regional legislation and regulation; (s) changes in tax laws or related regulations or interpretations of applicable laws or regulations by federal, state, or local taxing jurisdictions, and the availability of tax credits; (t) inability to timely obtain and the cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydropower facilities; (u) ability to obtain debt and equity financing or refinance existing debt when necessary and on satisfactory terms, which can be affected by factors such as credit ratings, reputational harm, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (v) ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk for fuel, power, and transmission, and the failure of any such risk management and hedging strategies to work as intended, and the potential losses the companies may incur on those hedges, which can be affected by factors such as the volume of hedging transactions and degree of price volatility; (w) changes in actuarial assumptions, changes in interest rates, increasing health care costs, and the actual and projected return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the companies' cash flows; (x) remediation costs associated with planned exits from participation in Idaho Power's co-owned coal plants; (y) ability to continue to pay dividends and achieve target dividend payout ratios based on financial performance, capital requirements, and in light of credit rating considerations, contractual covenants and restrictions, and regulatory limitations; and (z) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new SEC or New York Stock Exchange requirements or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Amy I. Shaw	Jordan Rodriguez
Director of Investor Relations, Compliance, & Risk	Corporate Communications
Phone: (208) 388-5611	Phone: (208) 388-2460
AShaw@idahopower.com	JRodriguez@idahopower.com

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